EXHIBIT 23.5

CONSENT OF HAAS PETROLEUM ENGINEERING SERVICES, INC.

We hereby consent to the references to us under the captions “Summary Natural Gas and Oil Reserve Data,” “Business—Natural Gas and Oil Reserves,” “Background of the Merger” and “Experts” in this Registration Statement on Form S-4 of Resaca Exploitation, Inc.

/s/ Robert W. Haas

HAAS PETROLEUM ENGINEERING SERVICES, INC.
Houston, Texas
October 22, 2009